Exhibit 23.1
[Ernst & Young letterhead]
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption ‘Incorporation of Documents by Reference’ in this Registration Statement on Form S-8 pertaining to the Siemens Savings Plan and the Siemens Savings Plan for Union Employees and to the incorporation by reference therein of our reports dated November 24, 2009 with respect to the consolidated financial statements of Siemens Aktiengesellschaft and the effectiveness of internal control over financial reporting of Siemens Aktiengesellschaft included in its Annual Report (Form 20-F) for the year ended September 30, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Munich, Germany
December 3, 2009